Exhibit 5.1

[Goodwin Procter LLP Letterhead]

October 19, 2015

Metabolix, Inc.

21 Erie St.

Cambridge, MA 02139

Re:                             Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Metabolix, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the selling stockholder listed in the Registration Statement under “Selling Stockholder” (the “Selling Stockholder”) of up to 5,393,545 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), which include 300,000 shares of Common Stock (the “Commitment Shares”) issued to the Selling Stockholder as a commitment fee and up to 5,093,545 shares of Common Stock (the “Future Shares”) that may be issued to the Selling Stockholder pursuant to the Purchase Agreement (as defined below). The Shares are being sold to the Selling Stockholder pursuant to a Common Stock Purchase Agreement between the Company and the Selling Stockholder (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of unissued Shares.

For purposes of the opinions set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that (i) the Future Shares have been duly authorized and, upon Future Approval and Issuance, will be validly issued, fully paid and non-assessable, and (ii) the Commitment Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP